UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2010

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

000-50679

(Commission

File Number)

Delaware	77-0487658
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatiory Arrangements of Certain Officers

On August 3, 2010, the Board of Directors, or Board, of Corcept Therapeutics Incorporated, or the Company, elected Joseph L. Turner to serve as a director of the Company until the next annual meeting. Mr. Turner was also appointed to the Audit Committee of the Board. Mr. Turner is an independent director under the criteria established by the Nasdaq Stock Market.

Mr. Turner, age 59, brings over 25 years of financial management experience in the pharmaceutical industry to our Board. Mr. Turner is currently a member of the Board of Directors and the Audit Committee of Alexza Pharmaceuticals, Inc., or Alexza, and QLT, Inc., each a publicly traded biotechnology company, serving as the Chair of the Audit Committee of Alexza. He also serves on the Board of Directors of Sequel Pharmaceuticals, Inc. and Kythera Biopharmaceuticals, Inc., each a privately held pharmaceutical company. Mr. Turner previously served on the Board of Directors and Audit Committee of SGX Pharmaceuticals, Inc., a publicly held biotechnology company that was acquired by Eli Lilly and Company, is a former director and Chairman of the Audit Committee of NovaCardia, Inc., a privately-held biotechnology that was acquired by Merck & Co., Inc., and served on the Board of Directors of ApopLogic Pharmaceuticals, Inc., a privately held biotechnology company. Mr. Turner was Senior Vice President of Finance and Administration and Chief Financial Officer at Myogen, Inc., a therapeutics company focused on cardiovascular disease, from 1999 until its acquisition by Gilead Sciences, Inc. in November 2006. Prior to Myogen, Inc., he served as Vice President, Finance and Chief Financial Officer at Centaur Pharmaceuticals, Inc., a privately-held biopharmaceutical company, from 1997 to 1999 and as Vice President, Finance and Chief Financial Officer of Cortech, Inc. from 1992 to 1997. From 1979 to 1991 Mr. Turner worked with Eli Lilly and Company, where he held a variety of financial management positions both within the United States and abroad. Mr. Turner holds an M.B.A. from the University of North Carolina at Chapel Hill, an M.A. in Molecular Biology from the University of Colorado at Boulder and a B.A. in Chemistry from Swarthmore College.

Mr. Turner has no family relationships with executive officers or directors of the Company.

In connection with Mr. Turner’s appointment as a director and member of the Audit Committee, he will receive cash compensation in the amount of $25,000 per year in accordance with the Company’s standard practices for director compensation. In addition, in accordance with Company practice for option grants to a new director, on August 3, 2010, Mr. Turner was granted an option to purchase 70,000 shares of stock, at an exercise price of $3.28 per share, the closing price of the Company’s common stock on the Nasdaq Stock Market on the date of grant. This option will vest over a 4-year period with 25% vesting on the first annual anniversary of the date of employment and the remainder vesting at the rate of 2.0834% on each monthly anniversary thereafter until fully vested. The option will expire 10 years from date of grant.

In connection with Mr. Turner’s appointment, Mr. Turner and the Company also entered into an Indemnification Agreement in the same form as has previously been entered into with the Company’s other directors. The Indemnification Agreement generally requires the Company to indemnify Mr. Turner against liabilities incurred in the performance of his duties to the Company to the maximum extent permitted by applicable law. The Company’s standard form of Indemnity Agreement is filed as Exhibit 10.7 to its Quarterly Report on Form 10-Q filed on November 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

Date: August 5, 2010	By:	/S/ JOSEPH K. BELANOFF
Joseph K. Belanoff
Chief Executive Officer

3